UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2004

PINNACLE ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-13641	95-3667491
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Howard Hughes Parkway Las Vegas, Nevada	89109
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (702) 784-7777

N/A

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 18, 2004, Pinnacle Entertainment, Inc. (the “Company”) and certain of its subsidiaries entered into an underwriting agreement, dated November 18, 2004, with Lehman Brothers Inc., as the representative of the several underwriters named therein, for the sale by the Company of $100.0 million aggregate principal amount of its 8.25% senior subordinated notes due 2012 at 105% of par. The offering of 8.25% notes is scheduled to close on December 3, 2004, subject to customary closing conditions. According to the underwriting agreement, the underwriters will receive an underwriting discount equal to 1.75% of the principal amount per note. The notes are being offered as additional notes under an indenture pursuant to which, on March 15, 2004, the Company issued $200.0 million in aggregate principal amount of 8.25% notes. The Underwriting Agreement is filed as Exhibit 1.1 hereto and is incorporated herein by this reference. The Company’s press releases, dated November 16 and 18, 2004, relating to the offering are filed herewith as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by this reference.

The Company intends to use all the net proceeds of the offering to finance the repurchase of a portion of its 9.25% senior subordinated notes due 2007 pursuant to a cash tender offer that was commenced on November 16, 2004. The tender offer, as amended, is for $97.0 million in aggregate principal amount of 9.25% notes at an offer price of 102.517% of principal amount plus accrued and unpaid interest, which includes a 1% early tender premium for holders who tender early. Following consummation of the offering, to the extent that the tender offer for 9.25% notes is undersubscribed and there are remaining net proceeds from the offering, the Company currently intends to use such net proceeds to redeem additional 9.25% notes. The redemption price for the 9.25% notes on any such redemption date would be 101.542% of principal amount, plus accrued and unpaid interest to the date of redemption. This statement of intent does not constitute a notice of redemption under the indenture governing the 9.25% notes. Under the governing indenture, the written notice of redemption must be given at least 30 days and no more than 60 days prior to the redemption date.

Lehman Brothers Inc., Bear, Stearns & Co. Inc., Deutsche Bank Securities Inc., Wells Fargo Securities, LLC, SG Americas Securities, LLC, CIBC World Markets Corp., Hibernia Southcoast Capital, Inc., Commerzbank Capital Markets Corp. and Crowell Weedon & Co. and, in some cases, their affiliates have from time to time provided, and may in the future provide, investment banking and/or general financing and banking services to the Company and its subsidiaries. Lehman Brothers Inc. and Bear, Stearns & Co. Inc. are dealer managers in the tender offer referenced above. In addition, Lehman Brothers Inc. and Bear, Stearns & Co. Inc. are lenders, joint advisors, joint lead arrangers, and joint book runners under the Company’s amended credit facility. Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc., is an administrative agent and lender under the amended credit facility. Bear Stearns Corporate Lending Inc., an affiliate of Bear, Stearns & Co. Inc., is a syndication agent and lender under the amended credit facility. Societe Generale, an affiliate of SG Americas Securities, LLC, and Wells Fargo Bank, N.A., an affiliate of Wells Fargo Securities, LLC, are joint documentation agents and lenders under the amended credit facility. Commerzbank Aktiengesellschaft, an affiliate of Commerzbank Capital Markets Corp., CIBC Inc., an affiliate of CIBC World Markets Corp., and Hibernia National Bank, an affiliate of Hibernia Southcoast Capital, Inc., are lenders under the amended credit facility.

Item 8.01. Other Events.

On November 22, 2004, the Company filed a prospectus supplement pursuant to Rule 424(b)(5) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission in connection with the public offering of additional 8.25% notes, containing the risk factors relating to our business being filed as Exhibit 99.3 to this report. Exhibit 99.3 is not intended to update or supersede the information in such prospectus supplement, which contains other risk factors relating to the proposed offering of additional 8.25% notes. With respect to such exhibit, unless the context indicates otherwise, all references to “Pinnacle” refer to Pinnacle Entertainment, Inc. and all references to “we,” “our,” “ours,” and “us” refer to Pinnacle Entertainment, Inc. and its consolidated subsidiaries.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

Exhibit 1.1	Underwriting Agreement dated as of November 18, 2004 by and between Pinnacle Entertainment, Inc., the guarantors named therein and Lehman Brothers Inc., as representative of the several underwriters named therein.

Exhibit 99.1	Press release dated November 16, 2004, issued by Pinnacle Entertainment, Inc.

Exhibit 99.2	Press release dated November 18, 2004, issued by Pinnacle Entertainment, Inc.

Exhibit 99.3	Pinnacle Entertainment, Inc. Risks Relating to Our Business dated November 18, 2004.

SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC. (Registrant)

Date: November 24, 2004	By:	/s/ John A. Godfrey
John A. Godfrey
Senior Vice President, Secretary and General Counsel

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 1.1	Underwriting Agreement dated as of November 18, 2004 by and between Pinnacle Entertainment, Inc., the guarantors named therein and Lehman Brothers Inc., as representative of the several underwriters named therein.

Exhibit 99.1	Press release dated November 16, 2004, issued by Pinnacle Entertainment, Inc.

Exhibit 99.2	Press release dated November 18, 2004, issued by Pinnacle Entertainment, Inc.

Exhibit 99.3	Pinnacle Entertainment, Inc. Risks Relating to Our Business dated November 18, 2004.